AMENDMENT TO SHAREHOLDER AND PROXY AGREEMENT

             AMENDMENT, dated as of May 10, 1996, among Tinicum Investors, a Delaware general partnership (as transferee of Tinicum Enterprises, Inc., a Delaware corporation, and Rutco Incorporated, a Delaware corporation), RIT Capital Partners plc, a United Kingdom corporation, James H. Kasschau ("Kasschau") and Putnam L. Crafts, Jr. (collectively, the "Parties").

             WHEREAS, the Parties have previously entered into a Shareholder and Proxy Agreement, dated March 27, 1990 (the "Shareholder and Proxy Agreement"); and

             WHEREAS, the Parties desire to amend the Shareholder and Proxy Agreement, pursuant to Section 10 thereof, so that upon execution of this Amendment Kasschau shall no longer be subject to certain provisions of the Shareholder and Proxy Agreement;

             NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

             1. Effective upon execution of this Amendment, Kasschau shall cease to be a party to all Sections of the Shareholder and Proxy Agreement, other than Sections 16 and 17, and Sections 10-15 and 18-22 to the extent applicable to Sections 16 and 17 (collectively, the "Continuing Sections"), of the Shareholder and Proxy Agreement. Except for the Continuing Sections, the Shareholder and Proxy Agreement shall no longer have any applicability to Kasschau and Kasschau shall have no obligations or rights thereunder.

             2. Except as expressly amended by this Amendment, the Shareholder and Proxy Agreement shall remain in full force and effect according to its terms.

             3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

             4. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of law thereof.

             IN WITNESS WHEREFORE, the Parties have caused this Amendment to be duly executed as of the day and year first above written.

                                      TINICUM INVESTORS
                                      990 Stewart Avenue
                                      Garden City, NY  11530

                                      By: /s/ Eric M. Ruttenberg
                                           Eric M. Ruttenberg
                                           Managing Partner

                                      RIT CAPITAL PARTNERS PLC
                                      27 St. James's Place
                                      London SW1A 1NR
                                      England

                                      By:  /s/ D. W. A. Budge
                                           D. W. A. Budge
                                           Director

                                      JAMES H. KASSCHAU
                                      990 Stewart Avenue
                                      Garden City, NY  11530

                                      /s/ James H. Kasschau

                                      PUTNAM L. CRAFTS, JR.
                                      130 Stevens Lane
                                      Far Hills, NJ  07931

                                      /s/ Putnam L. Crafts, Jr.